EXHIBIT 10.3

FIRST AMENDMENT TO

LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into this 27th day of June, 2007, by and among MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc. (“Merrill Lynch”), SILICON VALLEY BANK (“SVB”) (SVB and Merrill Lynch each individually a “Lender”, and collectively the “Lenders”), SVB in its capacity as agent for the Lenders (in such capacity, “Agent”), SVB and Merrill Lynch in their capacities as joint lead arrangers (in such capacity, the “Arrangers”), and INSPIRE PHARMACEUTICALS, INC., a corporation organized and in good standing under the laws of the State of Delaware (“Borrower”), provides the terms on which Lenders shall lend to Borrower and Borrower shall repay Lenders.

RECITALS

A. Agent, Lenders and Borrower have entered into that certain Loan and Security Agreement dated as of December 22, 2006, (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Lenders have extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Agent and Lenders amend the Loan Agreement to (i) add a new term loan facility in the principal amount of Twenty Million Dollars ($20,000,000), (ii) revise certain financial covenants, and (iii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D. Agent and Lenders have agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 2.1.2 (Supplemental Term Loan). The following provisions are added to the Loan Agreement immediately after Section 2.1.1 as Sections 2.1.2 and 2.1.3:

2.1.2 Supplemental Term Loan Facility.

(a) Availability. Subject to the terms and conditions of this Agreement, Lenders agree, severally and not jointly, to lend to Borrower, prior to the expiration of the Supplemental Draw Period, advances (each a “Supplemental Term Loan Advance” and collectively, the “Supplemental Term Loan Advances”) in an aggregate amount equal to the Supplemental Term Loan Commitment according to each Lender’s pro rata share of the Supplemental Term Loan Commitment (based upon the respective Commitment Percentage of each Lender). The Supplemental Term Loan Commitment shall be available during the Supplemental Draw Period if at the time of the request for each such Supplemental Term Loan Advance no Default or Event of Default has occurred and is continuing. Each Supplemental Term Loan Advance shall be in a minimum amount of One Million Dollars ($1,000,000). When repaid, a Supplemental Term Loan Advance may not be re-borrowed.

(b) Borrowing Procedure. To obtain a Supplemental Term Loan Advance, unless otherwise agreed by Agent and Lenders, Borrower must notify Agent by facsimile by 12:00 p.m. Eastern Time three (3) Business Days prior to the date the Supplemental Term Loan Advance is to be made by delivering to Agent a completed Payment Advance Form signed by two (2) Responsible Officers. On the Funding Date, each Lender shall credit and/or transfer (as applicable) to Borrower’s deposit account with SVB, an amount equal to its Commitment Percentage multiplied by the amount of the Supplemental Term Loan Advance. Each Lender may make the Supplemental Term Loan Advance under this Agreement based on instructions from two (2) Responsible Officers or his or her designee or without instructions if the Supplemental Term Loan Advance is necessary to meet Obligations which have become due. Each Lender may rely on any facsimile notice given by a person whom such Lender believes is a Responsible Officer or designee. Borrower shall indemnify each Lender and Agent for any loss Lender or Agent suffers due to such reliance.

2.1.3 Repayment of Credit Extensions.

(a) Principal and Interest Payments on Supplemental Payment Dates.

Each Supplemental Term Loan Advance is payable in monthly installments of interest only for six (6) months, commencing on the first (1st) Business Day of the first month after the Funding Date and continuing on the first (1st) Business Day of each month thereafter (each a “Supplemental Payment Date”) until the Supplemental Conversion Date. Commencing on the seventh (7th) month after each Funding Date (the “Supplemental Conversion Date”), on each Supplemental Payment Date, Borrower shall repay the unpaid principal amount of each Supplemental Term Loan Advance in equal monthly payments of principal and interest which would fully amortize the amount of such Supplemental Term Loan Advance from the Supplemental Conversion Date until the Maturity Date at the applicable Supplemental Basic Rate. All unpaid principal and accrued interest is due and payable in full on the Maturity Date. A Supplemental Term Loan Advance may only be prepaid in accordance with Sections 2.1.3(d) and 2.1.3(e). Payments received after 12:00 noon Eastern Time are considered received at the opening of business on the next Business Day.

(b) Interest Rate. Borrower shall pay interest on each Supplemental Payment Date on the unpaid principal amount of each Supplemental Term Loan Advance until the Supplemental Term Loan Advance has been paid in full, at the per annum rate of interest equal to the Supplemental Basic Rate determined by Agent as of the Funding Date for each Supplemental Term Loan Advance in accordance with the definition of the Supplemental Basic Rate. Interest is computed on the basis of a 360 day year for the actual number of days elapsed. For the avoidance of doubt, subsections 2.3(b)(ii) and 2.3(b) (iii) shall apply to interest on each Supplemental Term Loan Advance.

(c) Final Payment. On the Maturity Date or at the time of any mandatory or permitted prepayment of any Supplemental Term Loan Advance, Borrower shall pay, in addition to the unpaid principal and accrued interest and all other amounts due on such date with respect to such Supplemental Term Loan Advance, an amount equal to the Supplemental Final Payment.

(d) Mandatory Prepayment upon an Acceleration. If the Supplemental Term Loan is accelerated following the occurrence of an Event of Default or otherwise, Borrower shall immediately pay to Lenders an amount equal to the sum of: (i) all payments of principal plus accrued interest due and owing on such date and not yet paid, plus (ii) all remaining payments of principal, plus (iii) the Supplemental Final Payment, plus (iv) the Make Whole Premium, plus (v) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(e) Permitted Prepayment of Loans. Borrower shall have the option to prepay Supplemental Term Loan Advances in whole or in part from time to time advanced by any Lender under this Agreement, without penalty or premium, in minimum incremental amounts of One Million Dollars ($1,000,000), provided Borrower (i) provides written notice to Agent of its election to prepay Supplemental Term Loan Advances at least fifteen (15) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) the principal amount of such prepayment, plus accrued interest due and owing thereon on such date, plus (B) the Supplemental Final Payment, plus (C) the Make Whole Premium, plus (D) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

2.2 Section 2.2 (Termination of Commitment to Lend). Section 2.2 of the Loan Agreement is amended and restated in its entirety as follows:

2.2 Termination of Commitment to Lend.

Without limiting Lenders’ other rights hereunder, each Lender’s obligation to lend the undisbursed portion of the Term Loan Commitment and the Supplemental Term Loan Commitment shall terminate if, in such Lender’s good faith business judgment, there has been a Material Adverse Change.

2.3 Section 2.4 (Fees). Subsection 2.4(d) of the Loan Agreement is amended and restated in its entirety as follows:

(d) Unused Commitment Fee.

On the Business Day the Draw Period expires, Borrower shall pay to Agent for the ratable benefit of the Lenders, a fee in an amount equal to one percent (1.00%) of the unused portion of the Term Loan Commitment as determined by Agent. In addition, on the Business Day the Supplemental Draw Period expires, Borrower shall pay to Agent for the ratable benefit of the Lenders, a fee in an amount equal to one percent (1.00%) of the unused portion of the Supplemental Term Loan Commitment as determined by Agent.

2.4 Section 6.6 (Primary Accounts). Section 6.6 of the Loan Agreement is amended and restated in its entirety as follows:

6.6 Primary Accounts.

(a) In order to permit Agent to monitor Borrower’s financial performance and condition, Borrower, and all Borrower’s Subsidiaries, shall maintain Borrower’s, and such Subsidiaries’, primary depository and operating accounts and securities accounts with SVB or SVB’s Affiliates, which accounts shall represent at least (i) fifty percent (50%) of Borrower’s unrestricted cash, cash equivalents and marketable securities (“Cash Balances”) held at any financial institution when Borrower’s total cash and investments is greater than or equal to One Hundred Twenty Million Dollars ($120,000,000), (ii) sixty percent (60%) of Borrower’s Cash Balances held at any financial institution when Borrower’s total cash and investments is greater than One Hundred Million Dollars ($100,000,000) but less than One Hundred Twenty Million Dollars ($120,000,000), (iii) seventy-five percent (75%) of Borrower’s Cash Balances held at any financial institution when Borrower’s total cash and investments is greater than or equal to Eighty Million Dollars ($80,000,000), but less than One Hundred Million Dollars ($100,000,000), and (iv) eighty-five percent (85%) of Borrower’s Cash Balances held at any financial institution when Borrower’s total cash and investments is less than Eighty Million Dollars ($80,000,000). All such accounts at SVB or SVB’s Affiliates shall constitute part of the Collateral.

(b) Borrower shall identify to Agent, in writing, any bank or securities account opened by Borrower or any Guarantor with any institution other than Agent. In addition, for each such account that Borrower or any Guarantor at any time opens or maintains, Borrower shall, at Agent’s request, cause the depository bank or securities intermediary to agree that such account is the Collateral of Agent, on behalf of Lenders, pursuant to the terms of a control agreement in form and substance reasonably acceptable to the Lenders, Agent and such depository bank or securities intermediary; provided, however, (i) Agent shall not require a control agreement with respect to Borrower’s demand deposit account held at Wachovia Bank, National Association so long as the value of the cash and other assets in such account does not exceed Five Million Dollars ($5,000,000), and Borrower is not in violation of the Liquidity Ratio covenant set forth in Section 6.8, and (ii) the provisions of this sentence shall not apply to deposit accounts exclusively used for, and the balance in the Wachovia Bank, National Association deposit account referenced in clause (i) above shall be deemed to exclude amounts allocated for, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees.

2.5 Section 6.8 (Financial Covenant). Section 6.8 of the Loan Agreement is amended and restated in its entirety as follows:

6.8 Financial Covenant.

Borrower shall maintain at all times, a minimum Liquidity Ratio of not less than the following amounts during the following periods:

Period	Liquidity Ratio
June 27th, 2007 through December 31, 2007	1.00:1.00
January 1, 2008 and thereafter	1.35:1.00

2.6 Consent to Additional Equity. Borrower has advised Agent and Lenders that it contemplates closing on an equity round in an amount of up to Seventy Five Million Dollars ($75,000,000) of Borrower’s preferred stock (the “New Equity”), which may be entitled to an annual dividend in an amount not to exceed ten percent (10%) of the purchase price of the New Equity (the “Dividend”). Borrower has requested that Agent, and each Lender, consent to the New Equity and the Dividend. Agent and each Lender consent to the New Equity and the Dividend and agree that after giving effect to the consent in this Section 2.6 the New Equity and the Dividend shall not violate any of the terms of the Loan Agreement, subject to the following conditions: (a) at the time of the New Equity and after giving effect to any Dividend, no Event of Default has occurred and is continuing (it being understood and agreed by the Agent and the Lenders that the payment of the Dividend shall not constitute a violation of Section 7.6(ii) of the Loan Agreement), (b) the New Equity and the Dividend are on terms consistent with those described in this Section 2.6 and such other terms as may be expressly permitted under the Loan Agreement, and (c) the purchasers of the New Equity are acceptable to Agent and each Lender in their reasonable discretion.

2.7 Section 13 (Definitions).

(a) The following terms and their respective definitions set forth in Section 13.1 are amended in their entirety and replaced with the following:

“Funding Date” shall mean any date on which a Term Loan Advance or Supplemental Term Loan Advance, as applicable, is made to or on account of Borrower.

“Liquidity” shall mean Borrower’s unrestricted cash, cash equivalents, interest and dividends accrued on Borrower’s Investments and marketable securities, plus eighty percent (80%) of Borrower’s Eligible Accounts.

(b) The following terms and their respective definitions are hereby added to Section 13.1 of the Loan Agreement:

“Liquidity Ratio” shall mean a ratio of (i) Borrower’s Liquidity to (ii) the sum of the outstanding Term Loan Advance, plus up to Eight Million Dollars ($8,000,000) of outstanding Supplemental Term Loan Advances; provided, however, if Borrower closes on and has received proceeds from a Thirty Five Million Dollar ($35,000,000) round of new equity financing then from and after January 1, 2008, all outstanding Supplemental Term Loan Advances will be excluded from the calculation of the Liquidity Ratio.

“Make Whole Premium” shall mean an amount equal to two percent (2.0%) of the amount of any prepayment of any Supplemental Term Loan Advance, if the prepayment is made on or before the second (2nd ) anniversary of the Funding Date of such Supplemental Term Loan Advance and if the prepayment is made on or after the second anniversary of the Funding Date of such Supplemental Term Loan Advance, then the Make Whole Premium is zero percent (0.0%).

“Supplemental Basic Rate” shall mean, as of the Funding Date the per annum rate of interest (based on a year of 360 days) equal to the sum of (a) U.S. Treasury note yield to maturity for a term equal to sixty (60) months as quoted in the Wall Street Journal on the Funding Date, plus (b) four and one half percent (4.50%).

“Supplemental Conversion Date” shall have the meaning set forth in Section 2.1.3(a).

“Supplemental Draw Period” shall mean the period of time from the Closing Date through the earliest to occur of (a) December 31, 2007, (b) an Event of Default has occurred and is continuing, or (c) the existence of any Default.

“Supplemental Final Payment” shall mean a payment (in addition to and not in substitution for the regular monthly payments of principal plus accrued interest) due on the Maturity Date or date of any mandatory or optional prepayment of any Supplemental Term Loan Advance, or part thereof, equal to the amount of such Supplemental Term Loan Advance subject to payment multiplied by the Supplemental Final Payment Percentage.

“Supplemental Final Payment Percentage” shall mean two percent (2.0%).

“Supplemental Payment Date” shall have the meaning set forth in Section 2.1.3(a).

“Supplemental Term Loan” shall mean Supplemental Term Loan Advances in an aggregate amount not to exceed Twenty Million Dollars ($20,000,000).

“Supplemental Term Loan Advance” or “Supplemental Term Loan Advances” shall have the meaning set forth in Section 2.1.2(a).

“Supplemental Term Loan Commitment” shall mean with respect to each Lender, the total amount of the Supplemental Term Loan Advances which may be made under the Supplemental Term Loan. With respect to SVB this means an amount of up to Ten Million Dollars ($10,000,000), with respect to Merrill Lynch this means an amount of up to Ten Million Dollars ($10,000,000).

(c) The definition of “Unused Facility Fee” set forth in Section 13.1 is deleted in its entirety.

2.8 Compliance Certificate. The Compliance Certificate attached to the Loan Agreement is replaced in its entirety with the Compliance Certificate attached hereto as Exhibit C.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Agent and any Lender may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Agent and each Lender to enter into this Amendment, Borrower hereby represents and warrants to Agent and each Lender as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Agent on December 20, 2006 remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene in any manner which reasonably could be expected to cause a Material Adverse Change (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except (a) as already has been obtained or made and (b) such orders, consents, approvals, licenses, authorizations, validations, filings, recordings, registrations, or exemptions the failure of which to obtain or make would not be reasonably expected to cause a Material Adverse Change; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Agent and each Lender of this Amendment by each party hereto, (b) Borrower’s payment of a non refundable amendment fee to the Agent for the ratable benefit of the Lenders in an amount equal to Fifty Thousand Dollars ($50,000), and (c) payment of Agent’s and each Lender’s legal fees and expenses in connection with the negotiation and preparation of this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BORROWER:

INSPIRE PHARMACEUTICALS, INC.

By:	/s/ Thomas R. Staab, II
Name:	Thomas R. Staab, II
Title:	CFO & Treasurer

AGENT:

SILICON VALLEY BANK

By:	/s/ Win Bear
Name:	Win Bear
Title:	Team Leader

LENDERS:

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc.

By:	/s/ Chris York
Name:	Chris York
Title:	VP

SILICON VALLEY BANK

By:	/s/ Win Bear
Name:	Win Bear
Title:	Team Leader

EXHIBIT C

Compliance Certificate

TO: SILICON VALLEY BANK as Agent

FROM: INSPIRE PHARMACEUTICALS, INC.

The undersigned authorized officer of Inspire Pharmaceuticals, Inc. certifies that under the terms and conditions of the Loan and Security Agreement among Borrower, Lenders and Agent (the “Agreement”), (i) Borrower is in compliance for the period ending                                          with all required covenants except as noted below and no Default or Event of Default has occurred and is continuing and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date (except for those representations and warranties expressly referring to a specific date, which were true and correct in all respects as of that date). Attached are the required documents supporting the certification. In addition, the undersigned certifies that (1) Borrower has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP and (2) no liens have been levied or claims made against Borrower relating to unpaid employee payroll or benefits which Borrower has not previously notified in writing to Agent. The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements with Compliance Certificate.	Monthly within 30 days	Yes	No

Annual (CPA Audited)	FYE within earlier of 120 days or 5 days after filing with SEC	Yes	No

Financial Projections approved by Board	Annually at least 30 days prior to fiscal year end	Yes	No

Financial Covenant	Required	Complies
Unrestricted cash, cash equivalents and marketable securities with Agent

50% when total cash and investments is greater than or equal to $120,000,000

60% when total cash and investments greater than $100,000,000 but less than $120,000,000

75% when total cash and investments greater than or equal to $80,000,000 but less than $100,000,000

85% when total cash and investments is less than $80,000,000

		Yes	No
Liquidity Ratio		Yes	No
June 30, 2007 through December 31, 2007	1.00:1.00

January 31, 2008 and thereafter	1.35:1.00	Yes	No

Comments Regarding Exceptions: See Attached. Sincerely, Signature Title Date	BANK USE ONLY Received by: AUTHORIZED SIGNER Date: Verified: AUTHORIZED SIGNER Date: Compliance Status: Yes ☐ No ☐

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